EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of August, 2005, by and between Barnabus Enterprises Ltd., a Nevada corporation (hereinafter called “Corporation”), and David Saltman (hereinafter called “Executive”).

WITNESSETH:

In consideration of the compensation payable to Executive by the Corporation pursuant to this Agreement, and the mutual promises, covenants, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.          Employment and Position. The Corporation hereby employs the Executive as President and Chief Executive Officer of the Corporation, and the Executive hereby accepts said employment and agrees to render such services to the Corporation on the terms and conditions set forth in this Agreement. During the term of this Agreement, the Executive shall report directly and solely to the board of directors and shall have such executive responsibilities to and shall perform such executive services for the Corporation as may be consistent with his titles. All other officers and employees of the Corporation shall report, directly or indirectly, to the Executive. Without limiting the generality of the foregoing, the Executive shall have the right to designate the Corporation's legal counsel, outside auditing firm and any investor relations firm.

2.          Term. Subject to the provisions for extension and termination set forth in this Agreement, the initial term of this Agreement will begin on September 15, 2005 and shall terminate on September 30, 2008 unless sooner terminated (“Initial Term”), provided that the term of this Agreement and the Executive’s employment hereunder shall be deemed to be extended for additional terms of one-year each (each, an “Additional Term”) commencing on the day after the expiration of the Initial Term or the previous Additional Term unless either party elects to terminate this Agreement at the end of the Initial Term or any Additional Term by giving the other party written notice of such election at least sixty (60) days before the expiration thereof. The Initial Term and all Additional Terms shall be referred to collectively as the “Term”.

3.          Compensation. As compensation for all services to be performed by the Executive under this Agreement, the Corporation shall compensate Executive as follows:

(a)        Base Compensation. The Corporation shall pay the Executive base compensation (“Base Salary”) equal to Two Hundred Fifty Thousand Dollars ($250,000) per annum, which may be increased from time to time in such amounts as are determined by the Board of Directors of the Corporation and shall not be decreased without the Executive’s written consent. The term “Base Salary” shall refer to the Base Salary as so increased. The Base Salary will be payable in installments in accordance with the Corporation’s regular payroll practices from time to time. The Base Salary and all other remuneration paid to the Executive shall be subject to applicable employment and income tax withholding taxes.

(b)        Bonus. In addition to the Base Salary, the Corporation shall pay the Executive during the term of this Agreement on each anniversary of the commencement of the Initial Term such bonus payments as may be determined by the Board of Directors of the Corporation based upon the Corporation's achievement of the goals set forth in the Corporation's business plan as in effect from time to time.

(c)          Stock Grant. Upon execution and delivery of this Agreement by the parties hereto, the Corporation shall issue to the Executive eight million two hundred thirty-five thousand six hundred sixty-two (8,235,662) shares (the “Stock Grant”) of the Corporation’s common stock (“Common Stock”). Such Stock Grant shall vest in accordance with the provisions set forth on Exhibit A. Upon vesting, the stock included in the Stock Grant shall be duly authorized, legally issued, fully paid and nonassessable. The Corporation represents and warrants that the Stock Grant is equal to fifteen percent (15%) of the Corporation's outstanding Common Stock on the date of issuance on a fully diluted basis including the Stock Grant.

(d)          Benefits. During the Term of this Agreement, the Executive shall be eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Corporation, as such benefits may be determined or changed from time to time by the Board of Directors of the Corporation. The fringe benefit programs will include at a minimum reasonable hospital and major medical insurance coverage for Executive and the family of the Executive. Without limiting the generality of the foregoing, the Corporation shall at a minimum reimburse the Executive for the amount of Blue Cross insurance coverage costing $1,112 per month at the time this Agreement is entered into and shall increase such reimbursement as the cost of such coverage is increased by the provider thereof from time to time.

(e)        Expenses. During the Term of this Agreement, the Corporation shall reimburse the Executive for any and all expenses reasonably incurred by the Executive incident to the performance of the duties imposed upon Executive hereunder and which are substantiated in accordance with reasonable policies and procedures of the Corporation in effect from time to time.

(f)         Auto Allowance. During the Term of this Agreement, the Corporation shall pay to the Executive an automobile allowance of Six Hundred Dollars ($600) a month in addition to the Executive’s Base Salary.

4.          Office. The Corporation will maintain an appropriately appointed and furnished executive office in a location selected by the Executive at his discretion from time to time, with a computer and such additional equipment and office furnishings as are necessary to carry out the responsibilities of the office of the CEO. The Corporation shall provide the Executive with secretarial and other administrative staff and support services suitable to the Executive’s duties and responsibilities hereunder. Without limiting the generality of the foregoing sentence, the Corporation shall at a minimum pay an administrative assistant to the Executive a salary equal to Four Thousand Dollars ($4,000.00) per month, which amount shall be increased at least annually by a reasonable amount determined by the Executive (which increase shall at least equal the rise in the consumer price index for the corresponding period) plus benefits equal to twenty-five percent (25%) of such salary.

5.	Termination.
(a)	Death or Disability.

This Agreement shall terminate automatically upon the Executive’s death.

The Corporation shall be entitled to terminate this Agreement because of the Executive’s disability during the Term. Such termination shall only become effective if (i) one hundred and eighty (180) days shall elapse after the date on which the Corporation gives the Executive written notice of its intention to effect such a termination, and (ii) during such 180-day period the Executive shall not have returned to full-time performance of the Executive’s duties.

(b)	Termination by the Corporation.

The Corporation may terminate this Agreement for Cause at any time during the Term, at which time the Term shall end. The Corporation shall give the Executive written notice of such termination, setting forth in reasonable detail the specific conditions that it considers to constitute Cause, and termination shall be effective thirty (30) days after the delivery of such notice.

For purposes of this Agreement, the term “Cause” shall mean, when used with respect to the termination of this Agreement by the Corporation, the conviction of the Executive by a court of competent jurisdiction of a felony involving a crime of fraud against the Corporation, such as embezzlement or other theft from the Corporation.

(c)	Termination by Executive.

The Executive may terminate this Agreement for Good Reason at any time during the Term, at which time the Term shall end. The Executive shall give the Corporation written notice of such termination, setting forth in reasonable detail the specific conditions that the Executive considers to constitute Good Reason, and termination shall be effective thirty (30) days after the delivery of such notice.

For purposes of this Agreement, the term “Good Reason” means (a) any failure by the Corporation to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Corporation promptly after receipt of notice thereof from the Executive; (b) the assignment to the Executive of any duties or responsibilities inconsistent in any material respect with those customarily associated with the positions held by the Executive during the Term, (c) the occurrence of a Change of Control or (d) the failure of the Corporation's shareholders to elect all of the Executive's Designees or the failure of the Corporation to appoint any Designee pursuant to Section 9 hereof to be directors of the Corporation.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred in any of the following events: (i) the acquisition by any individual, entity or group of the beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 25 percent of more of the Common Stock (as defined below); provided, however, that any acquisition by Corporation or its subsidiaries, or any employee benefit plan (or related trust)

of the Corporation or its subsidiaries, of 25% or more of the Common Stock shall not constitute a Change in Control; or (ii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (“Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than seventy-five percent (75%) of the then outstanding shares of common stock of the corporation resulting from such a Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries); or (iii) the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

6.	Obligations of the Corporation upon Termination

(a)          Termination for other than Good Reason, for Death or Disability, or for Cause. If, during the Term, the Corporation terminates this Agreement due to the death or disability of the Executive in accordance with Section 5(a) or for Cause in accordance with Section 5(b), or the Executive terminates this Agreement other than for Good Reason in accordance with Section 5(c), then the Corporation shall pay to the Executive (or in the event of termination of employment by reason of the Executive’s death, his legal representative or his estate if no representative has been appointed) in a lump sum in cash, within 30 days after the date of Termination, an amount equal to the accrued but unpaid salary pursuant to Section 3(a) and the bonuses as to which the goals set forth on Exhibit B have been achieved but which have not been paid in accordance with Section 3(b) (even if the deadline for such achievement has not yet occurred).

(b)          Termination for Good Reason or other than for Cause. If the Executive terminates this Agreement for Good Reason pursuant to Section 5(c) or the Corporation terminates this Agreement other than pursuant to Section 5(b) for Cause, then the Corporation shall pay to the Executive, in a lump sum in cash within 30 days after the date of Termination, an amount equal to two hundred fifty percent (250%) of the salary that the Corporation would have been obligated to pay the Executive pursuant to Section 3(a) during the Calculation Period if the Agreement had remained unterminated until the end of the Calculation Period plus the amount of all bonuses set forth on Exhibit B, except for any bonus for which the deadline for achievement has passed that was not earned on such deadline, and less any salary that has already been paid.

As used herein, "Calculation Period" shall mean the period (i) beginning on the first day of the Initial Term and (ii) ending on (A) the last day of the Initial Term if termination occurs more than sixty (60) days before the end of the Initial Term, (B) the last day of the first Additional Term if termination occurs sixty (60) days or fewer from the end of the Initial Term or during such Additional Term before sixty (60) days from the end thereof, or (C) the last day of the next succeeding Additional Term if termination occurs sixty (60) days or less from the end of any Additional Term.

(c)          Obligation to reimburse expenses. The obligation of the Corporation under Sections 3(d)-(f) shall survive the termination of this agreement.

(d)          Effect of Termination on Stock Grant. If the Corporation terminates this Agreement for Cause pursuant to Section 5(a) hereof, or if the Executive terminates this Agreement other than for Good Reason pursuant to Section 5(c) hereof, then the Executive shall be deemed to have forfeited all of the Stock Grant that has not vested in accordance with Exhibit A at the time of such termination, and the Executive shall deliver certificates representing such forfeited shares to the Corporation promptly after such termination.

7.	Confidential Information.

(a)          Nondisclosure. The Executive shall not, during or after the period during which he is employed by the Corporation, disclose any Confidential Information (as such term is defined herein) to any Person for any reason or purpose whatsoever, other than in connection with the performance of his duties under this Agreement. The term “Confidential Information” shall mean all confidential information of or relating to the Corporation and any of its Affiliates, including without limitation, financial information and data, business plans and information regarding prospects and opportunities (such as, by way of example only, client and customer lists and acquisition, disposition, expansion, product development and other strategic plans), but does not include any information that is or becomes public knowledge by means other than the Executive’s breach or nonobservance of his obligations described in this Section 7. Notwithstanding the foregoing, the Executive may disclose such Confidential Information as he may be legally required to do so in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide the Corporation with prior notice of any such required or potentially required disclosure and the Corporation may at its own expense seek appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding. The Executive’s obligation to refrain from disclosing any Confidential Information under this Section 7 shall continue in effect in accordance with its terms following any termination of this Agreement. The Executive acknowledges that he will not use any Confidential Information for any reason after his employment with the Corporation is terminated other than as permitted in this Section 7.

(b)          Injunctive Relief. The Executive acknowledges and agrees that the Corporation will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 7. The Executive agrees that the Corporation shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 7, and to specific performance of each of the terms of this Section 7 in addition to any other legal or equitable remedies that the Corporation may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 7, raise the defense that the Corporation has an adequate remedy at law.

(c)          Special Severability; Survivability. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. This Section 7 shall survive the expiration or termination of this Agreement.

8.            Full Settlement; Mitigation. The Corporation’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Corporation may have against the Executive or others other than a claim, right or action for fraud. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

9.            Directors. The Executive shall have the right to identify, in its sole discretion, a number of candidates (the "Designees") for the Corporation's board of directors that shall at all times constitute a majority of such directors. The Corporation shall use its best efforts to cause the Designees to be elected to its board of directors. Without limiting the generality of the foregoing, the Corporation shall include the Designees in its proxy materials, shall recommend that the Corporation's stockholders vote in favor of the Designees and shall solicit proxies of its stockholders to vote in favor of the Designees, and if a Designee is identified to fill a seat between stockholder meetings that results from an expansion of the board or becomes vacant due to the death or resignation or inability or unwillingness of another Designee to serve on the Corporation's board of directors or otherwise, then the Corporation shall appoint such Designee to the board of directors.

10.          Indemnification. The Corporation shall pay or indemnify the Executive to the full extent permitted by law for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereunder.

11.        Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 11), commercial (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to Corporation, addressed to:

Barnabus Enterprises Ltd.

Suite 2410

West Georgia Street

Vancouver, British Columbia

Canada V6E 2N7

Attention: Chief Executive Officer

Fax (604) 682-5564

If to the Executive:

David Saltman

1758 Kennington Road

Encinitas CA 92027

Fax (760) 930-2691

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Pacific Time and, if sent after 5:00 p.m. Pacific Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

12.        Binding Effect; Benefits. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. There are no third party beneficiaries to this Agreement.

13.        Entire Agreement. This Agreement constitutes the final written expression of all of the agreements between the Parties with respect to the subject matter hereof and supersedes all understandings and negotiations concerning the matters specified herein. No addition to or modification of any provision of this Agreement will be binding upon any party unless made in writing and signed by the party to be bound.

14.        Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of California, without reference to principles of conflict of laws.

15           Withholding. The Corporation may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.        Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

17.        No Conflict. The Executive represents and warrants that performance of the terms of this Agreement will not breach or conflict with any agreement entered into by the Executive, and that the Executive will not enter into any agreement in conflict herewith.

18.        Assignability. Neither party hereto may assign any of its or his rights or obligations hereunder without the prior written consent of the other party hereto, which consent may be withheld in the sole discretion of such other party.

19.        Waivers. The failure or delay of the Corporation at any time to require performance by the Executive of any provision of this Agreement, even if known, will not affect the right of the Corporation to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by the Corporation of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on the Executive in any case will, of itself, entitle the Executive to any other or further notice or demand in similar or other circumstances.

20.        Construction. Unless the context of this Agreement otherwise clearly requires, (i) references in this Agreement to the plural include the singular, the singular the plural, the masculine the feminine, the feminine the masculine and the part the whole and (ii) the word “or” will not be construed as exclusive and the word “including” will not be construed as limiting.

21.        No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either party.

22.        Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement on the day and year first above written.

BARNABUS ENTERPRISES LTD.

By:	/s/ Kerry Nagy

Kerry Nagy, Chief Executive Officer

/s/ David Saltman

David Saltman

EXHIBIT A

STOCK GRANT VESTING PROVISIONS

Provided that the Agreement has not earlier been terminated, on each December 31, March 31, June 30 and September 30 commencing December 31, 2005 and ending on June 30, 2008, 8,235,660 shares shall vest, and on September 30, 2008, all the shares in the Stock Grant that remain unvested shall vest as set forth in the following table:

Date of Vesting	Shares Vesting on Date	Aggregate Shares Vested Through Date	Shares Remaining Unvested

			8,235,662
December 31, 2005	686,305	686,305	7,549,357
March 31, 2006	686,305	1,372,610	6,863,052
June 30, 2006	686,305	2,058,915	6,176,747
September 30, 2006	686,305	2,745,220	5,490,442
December 31, 2006	686,305	3,431,525	4,804,137
March 31, 2007	686,305	4,117,830	4,117,832
June 30, 2007	686,305	4,804,135	3,431,527
September 30, 2007	686,305	5,490,440	2,745,222
December 31, 2007	686,305	6,176,745	2,058,917
March 31, 2008	686,305	6,863,050	1,372,612
June 30, 2008	686,305	7,549,355	686,307
September 30, 2008	686,307	8,235,662	0

In addition to the foregoing vesting milestones, all options vest immediately upon (i) a termination of this Agreement due to the death or disability of the Executive in accordance with Section 5(a) of the Agreement, or (ii) a termination of this Agreement by the Corporation other than for Cause pursuant to Section 5(b), or (iii) a termination by the Executive for Good Reason pursuant to Section 5(c) or (iv) upon a Change of Control as that term is defined in Section 5(c).

All share amounts in this Exhibit A shall be adjusted for stock splits, consolidations, reorganizations and similar transactions. All section references herein are to sections of the Agreement of which this Exhibit is a part.

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